Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-4 of our report dated March 14, 2013, relating to the consolidated financial statements of Sunshine Biopharma, Inc. and Subsidiaries, as of December 31, 2012 and to all references to our firm included in this Registration Statement.

Certified Public Accountants
Denver, Colorado
October 21, 2013